Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of August 25, 2020, is entered into by and among K12 INC., a Delaware corporation (the “Borrower”), each Guarantor (as defined in the Credit Agreement), each of the Lenders (as defined in the Credit Agreement) party hereto, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under the Credit Agreement referred to below (hereinafter referred to in such capacity as the “Administrative Agent”).

WiTNESSETH:

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent entered into a Credit Agreement dated as of January 27, 2020 (the “Credit Agreement”), pursuant to which the Lenders have extended credit to the Borrower;

WHEREAS, the Borrower has requested that certain amendments be made as set forth in more detail herein; and

WHEREAS, the Administrative Agent and the Lenders party to this Amendment (constituting Required Lenders) are willing to consent to the requested amendments to the Credit Agreement as provided in, and on the terms and conditions contained in, this Amendment.

NOW, THEREFORE, in consideration of their mutual covenants and agreements hereafter set forth, and intending to be legally bound, the parties hereto agree as follows:

Section 1.         dEFINITIONS

Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Credit Agreement.

Section 2.         AMENDMENTS

2.1          Section 1.1 – Certain Definitions. The following new definitions are hereby added to Section 1.1 of the Credit Agreement, in the appropriate alphabetical order:

Convertible Indebtedness shall mean Indebtedness of any Loan Party permitted to be incurred under the terms of this Agreement that is either (a) convertible into common stock of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Borrower and/or cash (in an amount determined by reference to the price of such common stock).

First Amendment Effective Date shall mean August 25, 2020.

Net Leverage Ratio shall mean, as of any date of determination, the ratio of (A) consolidated Indebtedness of the Loan Parties and their Subsidiaries on such date, net of unrestricted domestic cash in excess of $125,000,000, to (B) Consolidated Adjusted EBITDA (i) for the four fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the four fiscal quarters most recently ended if such date is not a fiscal quarter end.

Net Senior Secured Leverage Ratio shall mean as of any date of determination, the ratio of (A) consolidated Indebtedness of the Loan Parties and their Subsidiaries owed to the Lenders under this Credit Agreement and any other Indebtedness secured by Liens on the assets of the Loan Parties on such date, net of unrestricted domestic cash in excess of $125,000,000 to (B) Consolidated Adjusted EBITDA (i) for the four fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the four fiscal quarters most recently ended if such date is not a fiscal quarter end.

2.2          Section 1.1 – Certain Definitions. The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended in their entirety to read as follows:

Consolidated Adjusted EBITDA for any period of determination shall mean Consolidated EBITDA adjusted to include (without duplication) the pro forma effects of acquisitions and divestitures made during such period, excluding the Consolidated EBITDA of divested Persons, but including historical Consolidated EBITDA of acquired Persons. To the extent required pursuant to Section 8.2.6(ii)(g) which sets forth parameters for Permitted Acquisitions, such adjustment shall be subject to the acquired Consolidated EBITDA (i) having been audited by an independent certified public accountant for the most recently ended fiscal year available, or (ii) being supported by a third party due diligence report delivered by a nationally recognized firm or otherwise in form and substance satisfactory to the Administrative Agent or such other report as may be reasonably acceptable to the Administrative Agent, or (iii) being approved by the Required Lenders. Any such adjustment to Consolidated EBITDA shall be made for four (4) fiscal quarters, starting with the fiscal quarter in which the transaction giving rise to such adjustment was consummated. Notwithstanding anything to the contrary contained herein, the Consolidated Adjusted EBITDA may also include the pro forma cost synergies to be realized in connection with Permitted Acquisitions, subject, however to a 12-month realization period and such calculations being supported by a third party due diligence report delivered by a nationally recognized firm or otherwise in form and substance satisfactory to the Administrative Agent or such other report as may be reasonably acceptable to the Administrative Agent, and, provided further, that the amounts included shall not in the aggregate exceed 10.0% of Consolidated Adjusted EBITDA (calculated without giving effect to such inclusion).

2.3          Section 8.2.1 – Indebtedness. The word “and” at the end of clause (x) of Section 8.2.1 is hereby deleted; the period at the end of clause (xi) of Section 8.2.1 is hereby replaced with “; and”; and a new clause (xii) is hereby added to Section 8.2.1 to read as follows:

(xii)         unsecured Convertible Indebtedness incurred in calendar year 2020, not exceeding $450,000,000 in the aggregate; provided, however, that (A) such Convertible Indebtedness has a stated final maturity date that is no earlier than the 60th calendar day after the Expiration Date; (B) such Convertible Indebtedness is not subject to any required repurchase or redemption by any Loan Party at any time before the 60th calendar day after the Expiration Date (provided that the following will not constitute a required repurchase or redemption for purposes of this clause (B): (w) any customary requirement to repurchase or offer to repurchase any Convertible Indebtedness in connection with a change of control or “fundamental change”; (x) any right of any holder of any Convertible Indebtedness to convert such Convertible Indebtedness; (y) any actual conversion of any Convertible Indebtedness; and (z) any optional right of the issuer of such Convertible Indebtedness to call such Convertible Indebtedness for redemption); (C) no Potential Default or Event of Default exists or would result from the incurrence of such Convertible Indebtedness; and (D) the Loan Parties are in compliance with Sections 8.2.15 and 8.2.16 on a pro forma basis after giving effect to such incurrence.

2.4          Section 8.2.5 – Dividends and Related Distributions. Section 8.2.5 of the Credit Agreement is hereby amended in its entirety to read as follows:

8.2.5       Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of Capital Stock, on account of the purchase, redemption, retirement or acquisition of its shares of Capital Stock (or warrants, options or rights therefor), except for (i) dividends or other distributions payable to another Loan Party; (ii) the conversion or exchange of any Convertible Indebtedness into shares of the Borrower’s common stock (together with cash in lieu of any fractional share); and (iii) so long as (x) no Potential Default or Event of Default exists or would result therefrom (y) the Net Leverage Ratio of the Loan Parties shall not be greater than 2.75 to 1.00 on a pro forma basis after giving effect thereto, and (z) the Net Senior Secured Leverage Ratio of the Loan Parties shall not be greater than 2.00 to 1.00 on a pro forma basis after giving effect thereto, dividends, distributions, or payments on account of the repurchase, redemption, retirement or acquisition of the Borrower’s Capital Stock.

2.5          Section 8.2.6 – Liquidations, Mergers, Consolidations, Acquisitions. Clauses (f), (g) and (h) of Section 8.2.6 of the Credit Agreement are hereby amended in their entirety to read as follows:

(f)           after giving effect to such Permitted Acquisition (including the payment of all consideration payable as of the date of such Permitted Acquisition and all fees and transaction costs incurred in connection with such Permitted Acquisition), the Net Leverage Ratio of the Loan Parties shall not be greater than 2.75 to 1.00 on a pro forma basis and the Net Senior Secured Leverage Ratio of the Loan Parties shall not be greater than 2.00 to 1.00 on a pro forma basis (Borrower shall provide a completed Compliance Certificate in the form of Exhibit 8.3.3 to the Administrative Agent to support such determination at the time of the consummation of such Permitted Acquisition);

(g)           if the pro forma effects of adjustments to Consolidated EBITDA made to include the historical Consolidated EBITDA of the Person or Persons being acquired, whether by purchase or by merger, would result in an increase or decrease of the Consolidated EBITDA of the Borrower and its Subsidiaries in an amount greater than 10.0% of the Consolidated EBITDA of the Borrower and its Subsidiaries then the Loan Parties must (i) obtain an audit (with respect to the most recently ended fiscal year) of the acquired Consolidated EBITDA by an independent certified public accountant, or (ii) obtain a third party due diligence report delivered by a nationally recognized firm or otherwise in form and substance satisfactory to Administrative Agent to support such EBITDA, or (iii) obtain approval by the Required Lenders; and

(h)          the Loan Parties shall deliver to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent shall agree in its sole discretion) before such Permitted Acquisition copies of any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition, and shall deliver to the Administrative Agent such other information about such Person or its assets as any Lender may reasonably require.

2.6          Section 8.2.14 – Maximum Net Senior Secured Leverage Ratio. A new Section 8.2.14 is hereby added to the Credit Agreement to read as follows:

8.2.14     Maximum Net Senior Secured Leverage Ratio. The Loan Parties shall not at any time permit the Net Senior Secured Leverage Ratio to be greater than 2.50 to 1.00.

2.7          Section 8.2.15 – Maximum Leverage Ratio. Section 8.2.15 is hereby amended in its entirety to read as follows:

8.2.15     Maximum Net Leverage Ratio. The Loan Parties shall not at any time permit the Net Leverage Ratio to be greater than 3.25 to 1.00.

2.8          Exhibit 8.3.3 – Form of Quarterly Compliance Certificate. The form of Exhibit 8.3.3 to the Credit Agreement is hereby replaced with the form of Exhibit 8.3.3 which is attached to this Amendment.

Section 3.         RATIFICATIONS

3.1          Ratification of Credit Agreement. Except as amended hereby, the terms and provisions of the Credit Agreement remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any Potential Default or Event of Default under any Loan Document, or a waiver or release of any of the Lenders’ or Administrative Agent’s rights and remedies (all of which are hereby reserved).

3.2          Guarantor Reaffirmation. Each Guarantor confirms that it has read and understands the Amendment. In order to induce the Lenders and the Administrative Agent to enter into the Amendment, by executing this Amendment, each Guarantor hereby: (i) consents to the Amendment and the transactions contemplated thereby; (ii) ratifies and confirms each of the Loan Documents to which it is a party; (iii) ratifies, agrees and confirms that it has been a Guarantor and a Loan Party at all times since it became a Guarantor and a Loan Party and from and after the date hereof, each Guarantor shall continue to be a Guarantor and a Loan Party in accordance with the terms of the Loan Documents, as the same may be amended in connection with the Amendment and the transactions contemplated thereby; and (iv) hereby ratifies and confirms its obligations under each of the Loan Documents (including all exhibits and schedules thereto), as the same may be amended in connection with the Amendment and the transactions contemplated thereby, by signing below as indicated and hereby acknowledges and agrees that nothing contained in any of such Loan Documents is intended to create, nor shall it constitute an interruption, suspension of continuity, satisfaction, discharge of prior duties, novation or termination of the indebtedness, loans, liabilities, expenses, guaranty or obligations of any of the Loan Parties under the Credit Agreement or any other such Loan Document.

Section 4.         REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent as of the date of this Amendment as follows:

4.1          Authorization, Validity and Binding Effect. The execution, delivery and performance by such Loan Party of this Amendment have been duly authorized by all necessary corporate or other organizational action and do not and will not (i) require any consent or approval of the shareholders or members of such Loan Party, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation T, U or X of the Board), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such Loan Party or of the constitutional documents, charter or bylaws of such Loan Party, (iii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such Loan Party is a party or by which it or its properties may be bound or affected, or (iv) result in the creation of a Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Loan Party (other than Liens permitted pursuant to Section 10.3.4 of the Credit Agreement). This Amendment has been duly executed and delivered by such Loan Party, and this Amendment, the Credit Agreement and each other Loan Document (in each case, as amended hereby) constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against each such Loan Party in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

4.2          Representations and Warranties True and Correct. The representations and warranties of such Loan Party contained in Section 6 of the Credit Agreement and in each other Loan Document are true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Change, in which case, such representation and warranty shall be true, correct and complete in all respects) on and as of the date of this Amendment, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall remain true and correct in all material respects as of such earlier date, and except that for purposes of this clause (c), the representations and warranties contained in Section 6.1.6 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.3.1 and 8.3.2 of the Credit Agreement, as applicable.

4.3          No Event of Default. Immediately after giving effect to this Amendment, no Potential Default or an Event of Default has occurred and is continuing or exists.

4.4          No Material Adverse Change. As of the date hereof, no Material Adverse Change has occurred since the date of the last audited financial statements of the Loan Parties delivered to the Administrative Agent.

Section 5.        CONDITIONS PRECEDENT

The amendments set forth in Section 2 above shall become effective as of the date first written above upon satisfaction of the following conditions:

(a)	the Administrative Agent shall have received executed counterparts of this Amendment signed on behalf of (A) each Loan Party and (B) the Lenders party hereto consisting of the Required Lenders;

(b)	each of the Loan Parties shall have provided proper corporate incumbency certificates and resolutions to the Administrative Agent to confirm that there have been no changes to the organizational documents of any of the Loan Parties since last provided to the Administrative Agent and setting forth the names of all current officers of each Loan Party who have authority to enter into this Amendment; and

(c)	the Loan Parties shall have paid all fees and expenses payable on or before the date of this Amendment as required by this Amendment.

Section 6.        MISCELLANEOUS

6.1          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent, each Lender and their respective successors and assigns.

6.2          Reference to Credit Agreement. The Credit Agreement and any and all other agreements, instruments or documentation now or hereafter executed and delivered pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference therein to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

6.3          Expenses. The Loan Parties agree to pay on demand all reasonable costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

6.4          Severability. Any term or provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment, and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.

6.5          Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

6.6          Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

6.7          Entire Agreement. This Amendment is specifically limited to the matters expressly set forth herein. This Amendment and all other instruments, agreements and documentation executed and delivered in connection with this Amendment embody the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the matters covered by this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

6.8          Counterparts. This Amendment may be executed by the parties hereto separately in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Transmission by a party to another party (or its counsel) via facsimile or electronic mail of a copy of this Amendment (or a signature page of this Amendment) shall be as fully effective as delivery by such transmitting party to the other parties hereto of a counterpart of this Amendment that had been manually signed by such transmitting party.

6.9          Legal Details. All legal details and proceedings in connection with the transactions contemplated by this Amendment and the other Loan Documents shall be in form and substance satisfactory to the Administrative Agent and counsel for the Administrative Agent, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and its counsel, as the Administrative Agent or its counsel may reasonably request. Without limiting the generality of the foregoing, the Loan Parties and Lenders hereby (i) agree that, for all purposes of this Amendment, electronic images of this Amendment or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waive any argument, defense or right to contest the validity or enforceability of the Amendment or any other Loan Documents based solely on the lack of paper original copies of such Amendment and Loan Documents, including with respect to any signature pages thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

BORROWER:

K12 INC.

By:	/s/ Donna M. Blackman
Name:	Donna M. Blackman
Title:	Chief Accounting Officer and Treasurer

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

GUARANTORS:

K12 MANAGEMENT INC.

By:	/s/ Donna M. Blackman
Name:	Donna M. Blackman
Title:	Controller and Vice President

GALVANIZE INC.

By:	/s/ Donna M. Blackman
Name:	Donna M. Blackman
Title:	Controller and Vice President

K12 INTERNATIONAL HOLDINGS B.V.

By:	/s/ Donna M. Blackman
Name:	Donna M. Blackman
Title:	Managing Director

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Eric H. Williams
Name:	Eric H. Williams
Title:	Senior Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

CITIBANK, N.A.

By:	/s/ Thierry Jenar
Name:	Thierry Jenar
Title:	Managing Director

EXHIBIT 8.3.3

FORM OF
QUARTERLY COMPLIANCE CERTIFICATE

This certificate is delivered pursuant to Section 8.3.3 of that certain Credit Agreement dated as of January 27, 2020, as amended (the “Credit Agreement”) by and among K12 Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto (the “Lenders”), the Guarantors party thereto (the “Guarantors”) and PNC Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned officer, ______________________, the ___________ [President/Chief Executive Officer/Chief Financial Officer] of the Borrower, in such capacity (and not in his or her individual capacity) does hereby certify on behalf of the Borrower as of the quarter/year ended _________________, 20___ (the “Report Date”), as follows:

(1)          Maximum Net Leverage Ratio (Section 8.2.15). As of the Report Date, the Net Leverage Ratio of the Loan Parties is _________________, which ratio is not greater than 3.25 to 1.00. Supporting calculations for the Net Leverage Ratio are set forth on Exhibit A attached hereto and made a part hereof.

(2)          Maximum Net Senior Secured Leverage Ratio (Section 8.2.14). As of the Report Date, the Net Senior Secured Leverage Ratio of the Loan Parties is _________________, which ratio is not greater than 2.50 to 1.00. Supporting calculations for the Net Senior Secured Leverage Ratio are set forth on Exhibit A attached hereto and made a part hereof.

(3)          Minimum Interest Coverage Ratio (Section 8.2.16). As of the Report Date, the Interest Coverage Ratio of the Loan Parties is _____________, which ratio is not less than 3.00 to 1.00. Supporting calculations for the Interest Coverage Ratio are set forth on Exhibit A attached hereto and made a part hereof.

(4)          Leverage Ratio. For purposes of determining pricing, as of the Report Date, the Leverage Ratio of the Loan Parties is ____________. Supporting calculations for the Leverage Ratio are set forth on Exhibit A attached hereto and made a part hereof.

(5)          Indebtedness (Section 8.2.1). As of the Report Date, (A) the aggregate amount of Indebtedness incurred with respect to capital leases (exclusive of those leases listed on Schedule 8.2.1 of the Credit Agreement) is $_______________, which amount does not exceed $100,000,000; (B) the aggregate amount of Indebtedness of the Loan Parties to direct or indirect Non-Loan Party Subsidiaries is $_______________, which amount does not exceed $25,000,000; (C) the aggregate amount of unsecured Indebtedness not described in subsections 8.2.1(i) through (x) of the Credit Agreement is $_____________, which amount does not exceed $25,000,000; and (D) the aggregate amount of unsecured Convertible Indebtedness described in subsection 8.2.1(xii) of the Credit Agreement is $_____________, which amount does not exceed $400,000,000.

(6)          Loans and Investments (Section 8.2.4). As of the Report Date, (A) the amount of Restricted Investments in the Non-Loan Party Subsidiaries made after the Closing Date is $___________, which amount does not exceed $15,000,000 as to any one such investment or $30,000,000 in the aggregate of all such investments; (B) the amount of advances to schools supported by any Loan Party is $_________, which amount does not exceed $3,000,000 as to any one such advance or $20,000,000 in the aggregate of all such advances; (C) the aggregate amount of guarantees of real property lease obligations of schools supported by any Loan Party made in the ordinary course of business is $__________, which amount does not exceed $5,000,000; and (D) the amount of Investments not described in subsections 8.2.4(i) through (viii) of the Credit Agreement is $____________, which amount does not exceed $15,000,000 as to any one such investment or $30,000,000 in the aggregate of all such investments.

(7)          Dispositions of Assets or Subsidiaries (Section 8.2.7). As of the Report Date, the aggregate net book value of all of the assets sold, transferred, leased or otherwise disposed of by the Loan Parties and their Subsidiaries made after the Closing Date is $____________, which amount does not exceed $20,000,000.

(8)           Additional Subsidiaries (Section 8.1.11). As of the Report Date, [no additional Subsidiaries have become Material Subsidiaries and are required to join the Credit Agreement as a Guarantor pursuant to the requirements of Section 8.1.11 of the Credit Agreement] or [the following additional Subsidiar[y/ies] [is/are] required to join the Credit Agreement as a Guarantor pursuant to the requirements of Section 8.1.11.

(9)           Representations, Warranties and Covenants. The representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (provided, however, that to the extent any such representation or warranty is already qualified by materiality or Material Adverse Change, such representation or warranty shall be true and correct in all respects) on and as of the date of this certificate with the same effect as though such representations and warranties had been made on the date hereof (except representations and warranties which expressly relate solely to an earlier date or time), and the Loan Parties have performed and complied with all covenants and conditions of the Credit Agreement.

(10)         Event of Default or Potential Default. No Event of Default or Potential Default exists as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

signature page - QUARTERLY COMPLIANCE CERTIFICATE

IN WITNESS WHEREOF, the undersigned has executed this Certificate this _____ day of ____________, 20___.

K12 INC.

By:
Name:
Title:

Exhibit A – Supporting Calculations for Financial Covenants

(See Attached)